Exhibit 3.1

EXECUTION VERSION

CAREY WATERMARK INVESTORS 2 INCORPORATED

ARTICLES OF AMENDMENT

CAREY WATERMARK INVESTORS 2 INCORPORATED, a Maryland corporation (the “Corporation”), desires to amend its charter as currently in effect and as hereinafter amended.

FIRST: The charter of the Corporation as currently in effect (the “Charter”) is hereby amended by deleting clause (A) of Section 9.3(f).

SECOND: The amendment of the Charter as hereinabove set forth has been duly advised and approved by the Board of Directors and approved by the stockholders of the Corporation to the extent required by law.

THIRD:  These Articles of Amendment shall be effective at 12:31 p.m., local time in Baltimore City, Maryland, on April 9, 2020.

FOURTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Corporate Secretary on this 9th day of April, 2020.

ATTEST:	CAREY WATERMARK INVESTORS 2 INCORPORATED

/s/ Susan C. Hyde	/s/ Michael G. Medzigian	(SEAL)
Name: Susan C. Hyde	Name: Michael G. Medzigian
Title: Corporate Secretary	Title: Chief Executive Officer